                                                                    EXHIBIT 99.1

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF 1997 VS. 1996

  CONSOLIDATED

     Consolidated net revenue in 1997 increased 98% to $697.1 million from $351.7 million. Operating expenses increased 99% to $394.4 million, compared to $198.3 million for 1996. Operating income before depreciation and amortization in 1997 increased to $302.7 million from $153.4 million, or 97%. Depreciation and amortization increased 149% to $114.2 million from $45.8 million. Interest expense increased to $75.1 million from $30.1 million, or 150%. Other income (expense) -- net increased to $11.6 million from $2.2 million. Net income was $63.6 million for 1997, compared to $37.7 million in 1996. The corresponding earnings per common share-diluted was $.67 and $.51 for 1997 and 1996, respectively. Income tax expense (based on income before equity in earnings
(loss) of nonconsolidated affiliates) in 1997 was $47.1 million, reflecting an annual average effective tax rate of 45%, compared to $28.4 million, or a 40% effective rate in 1996. Equity in earnings (loss) of nonconsolidated affiliates increased to $6.6 million in 1997 from $(5.2) million in 1996.

     The predominant reasons for the increase in net revenue and operating expenses are two fold: first, the revenue and expenses associated with the operations of Eller Media Corporation (Eller), an outdoor media company acquired in April of 1997. This new outdoor segment, including subsequent acquisitions and license management agreements of approximately 7,000 display faces, contributed 30% of the Company's revenue and 27% of the Company's operating expenses during 1997. Second, net revenue and operating expense increased from radio stations and networks acquired during 1997 and a full year of operations for those radio and television stations acquired during 1996. Station and network acquisitions are as follows:

 ACQUIRED         BEGAN
LICENSE(1)    OPERATIONS(2)               STATION OR NETWORK                       LOCATION
----------    -------------               ------------------                       --------
  11/97           11/97        KQSY-FM (now KMRX-FM)                       Tulsa, OK
  10/97           10/97        KMVK-FM (now KDDK-FM),
                               KSSN-FM and KOLL-FM                         Little Rock, AR
  10/97           10/97        Penn State Sports Network                   State College, PA
  10/97           10/97        Miami Hurricane Sports Network              Coral Gables, FL
  10/97           10/97        Florida Gators Sports Network               Gainesville, FL
  10/97           10/97        Tennessee Radio Network                     Nashville, TN
  10/97           10/97        Florida Radio Network                       Maitland, FL
  10/97           10/97        Alabama Radio Network                       Birmingham, AL
  10/97           10/97        WZTR-FM                                     Milwaukee, WI
  12/97           10/97        Paxson Radio (Paxson)
                               WHUB-AM, WPTN-AM,
                               WGIC-FM and WGSQ-FM                         Cookeville, TN
                               WAVK-FM, WKRY-FM and WFKZ-FM                Florida Keys, FL
                               WZNZ-AM, WNZS-AM, WFSJ-FM
                               WROO-FM, WPLA-FM and WTLK-FM                Jacksonville, FL
                               WFTL-AM, WINZ-AM, WIOD-AM
                               WPLL-FM, WLVE-FM and WZTA-FM                Miami, FL
                               WTKX-FM                                     Pensacola, FL
                               WWNZ-AM, WQTM-AM, WSHE-FM
                               WJRR-FM, WMGF-FM and WTKS-FM                Orlando, FL
                               WDIZ-AM, WSHF-FM, WPBH-FM,

 ACQUIRED         BEGAN
LICENSE(1)    OPERATIONS(2)               STATION OR NETWORK                       LOCATION
----------    -------------               ------------------                       --------
                               WFSY-FM and WPAP-FM                         Panama City, FL
                               WNLS-AM, WJZT-FM, WTNT-FM
                               WSNI-FM and WXSR-FM                         Tallahassee, FL
                               WKES-FM (now WILV-FM),
                               WZTM-AM, WSJT-FM and WHPT-FM                Tampa, FL
                               WBZT-AM, WKGR-FM
                               and WOLL-FM                                 West Palm Beach, FL
                  10/97        WYCL-FM                                     Pensacola, FL
                  10/97        WHNZ-AM                                     Tampa/St. Petersburg, FL
   9/97            9/97        WDUR-AM, WFXC-FM
                               and WFXK-FM                                 Raleigh, NC
                   9/97        KTOM-AM/FM, KDON-AM/FM,
                               KOCN-FM and KRQC-FM                         Monterey, CA
   8/97            8/97        WMFX-FM, WOIC-AM                            Columbia, SC
   4/97            4/97        WKII-AM, WOLZ-FM
                               and WFSN-FM (now WXRM-FM)                   Fort Myers, FL
   3/97            3/97        WMIL-FM and WOKY-AM                         Milwaukee, WI
   2/97            2/97        KHOM-FM (now KUMX-FM)                       New Orleans, LA
   2/97            2/97        WAKX-FM (now WVTI-FM)                       Grand Rapids, MI
   1/97            1/97        WQMF-FM and WHKW-FM                         Louisville, KY
  12/96           12/96        Radio Equity Partners, LP (REP)
                               WRXQ-FM, WEGR-FM, WREC-AM                   Memphis, TN
                               WWBB-FM and WWRX-FM                         Providence, RI
  12/96           12/96        KJMS-FM and KWAM-AM                         Memphis, TN
  10/96           10/96        WHKW-AM (now WKJK-AM),
                               WWKY-AM and WTFX-FM                         Louisville, KY
   8/97           10/96        WLAN-AM/FM                                  Lancaster, PA
   8/96            8/96        Radio Equity Partners, LP (REP)
                               WARQ-FM, WWDM-FM                            Columbia, SC
                               WXRM-FM (now WQNU-FM)
                               and WCKT-FM                                 Ft. Myers/Naples, FL
                               WSJS-AM, WTQR-FM, WXRA-FM                   Greensboro, NC
                               WNOE-FM, KLJZ-FM (now KKND-FM)              New Orleans, LA
                               WHYN-AM/FM                                  Springfield, MA
                               KXXY-AM (now KEBC-AM),
                               KXXY-FM and KTST-FM                         Oklahoma City, OK
   3/97            8/96        Radio Enterprises, Inc.(3)
                               WQBJ-FM, WXCR-FM,
                               WQBK-AM (now WTMM-AM),
                               and WQBK-FM                                 Albany, NY
   7/96            7/96        WPRI-TV                                     Providence, RI
                   7/96        WNAC-TV                                     Providence, RI
   6/96            6/96        WTVR-AM/FM                                  Richmond, VA
   1/97            5/96        WZZU-FM (now WNNL-FM)                       Raleigh, NC
   2/97            5/96        KJOJ-AM                                     Houston, TX
   5/96            5/96        US Radio, Inc. (USR)
                               KHEY-AM/FM and KPRR-FM                      El Paso, TX
                               KJOJ-FM                                     Houston, TX
                               KMJX-FM, KDDK-FM (now KQAR-FM)              Little Rock, AR
                               WHRK-FM and WDIA-AM                         Memphis, TN
                               WKKV-FM                                     Milwaukee, WI

 ACQUIRED         BEGAN
LICENSE(1)    OPERATIONS(2)               STATION OR NETWORK                       LOCATION
----------    -------------               ------------------                       --------
                               WJCD-FM and WOWI-FM                         Norfolk, VA
                               WQOK-FM                                     Raleigh, NC
                               WRAW-AM, WRFY-FM                            Reading, PA
  10/96            5/96        WSVY-FM                                     Norfolk, VA
  10/96            5/96        WCUZ-AM (now WTKG-AM)
                               and WCUZ-FM                                 Grand Rapids, MI
  11/96            5/96        WMYK-FM (now WSVV-FM)                       Norfolk, VA
                   5/96        KQLL-AM/FM and KOAS-FM                      Tulsa, OK
   2/96            2/96        WOOD-AM/FM, WBCT-FM                         Grand Rapids, MI
  10/95           10/95        Voice of Southwest Agriculture
                               Radio Network                               San Angelo, TX
  10/95           10/95        WHP-TV                                      Harrisburg, PA
                  10/95        WLYH-TV                                     Harrisburg, PA
                   7/95        WKY-AM                                      Oklahoma City, OK
                   6/95        WTEV-TV                                     Jacksonville, FL
   1/95            1/95        KMJQ-FM                                     Houston, TX
   1/95            1/95        KPRC-AM and KSEV-AM(3)                      Houston, TX
   5/96           11/94        WENZ-FM                                     Cleveland, OH
   8/96            3/93        KEYI-FM and KFON-AM                         Austin, TX

---------------

(1) Represents the date in which the Company consummated the purchase of the FCC license.

(2) Represents the date from which the results of the stations operations are included with the results of the Company. This date may precede the acquisition date as a result of the Company executing a local marketing agreement (LMA) or joint sales agreement (JSA) as broker for the station.

(3)  The Company acquired an 80% interest in these stations.

     The tangible and intangible assets acquired through the purchases of Eller and the above mentioned stations and networks account for the majority of the increase in depreciation and amortization for 1997. Interest expense increased as a result of greater average borrowing levels and higher average borrowing rates, 6.3% in 1996 to 6.6% in 1997. Other income increased primarily as a result of a $6.2 million gain from the sale of 350,000 shares of common stock in Heftel Broadcasting. Income tax expense rose due to the increase in taxable earnings as well as an increase in the average effective tax rate from 40% in 1996 to 45% in 1997. The effective tax rate increased as a result of the increase in nondeductible amortization expense principally associated with the acquisition of Eller.

     Equity in earnings (loss) of nonconsolidated affiliates increased in 1997 primarily as a result of the solid financial performance by Heftel. An additional increase resulted from the purchase of a 30% interest in American Tower Corporation, the leading independent domestic owner and operator of wireless communication towers. These increases were partially offset by an eroding currency valuation in Australia and New Zealand. Equity in earnings
(loss) of nonconsolidated affiliates is included in the results of operations for the Company's radio segment.

  RADIO

     Net revenue in 1997 increased 53% to $332.6 million from $217.2 million. Operating expenses increased 59% to $201.2 million, compared to $126.6 million for 1996. Operating income before depreciation and amortization in 1997 increased to $131.4 million from $90.6 million, or 45%. Depreciation and amortization increased 74% to $48.5 million from $27.8 million in 1996. Operating income increased 32% to $82.9 million in 1997 from $62.8 million in 1996.

     The majority of the increase in net revenue, operating expenses and depreciation and amortization was due to the aforementioned radio and network acquisitions. At December 31, 1997, the radio segment included 156 stations for which the Company owned the Federal Communications Commission (FCC) license and 17 stations programmed under local marketing or time brokerage agreements. These 173 radio stations operate in 40 different markets.

  TELEVISION

     Net revenue in 1997 increased 17% to $157.1 million from $134.6 million. Operating expenses in 1997 increased 19% to $85.1 million compared to $71.7 million for 1996. Operating income before depreciation and amortization in 1997 increased to $71.9 million from $62.8 million, or 14%. Depreciation and amortization decreased .6% to $17.9 million from $18.0 million. Operating income increased 21% to $54.0 million in 1997 from $44.8 million in 1996.

     The increase in net revenue was primarily due to a full year of operations for the aforementioned television acquisitions that occurred in July of 1996 and from improved ratings at several of the television stations. Operating expenses rose predominately due to the inclusion of a full year of operations for the aforementioned television station acquisitions and the increase in selling expenses related to the increase in revenue. At December 31, 1997, the television segment included 11 television stations for which the Company owned the FCC license and seven stations for which the Company programmed under time sales or time brokerage agreements. These 18 television stations operate in 11 different markets.

  OUTDOOR

     Net revenue and operating expenses in 1997 was $207.4 million and $108.1 million, respectively. Operating income before depreciation and amortization in 1997 was $99.3 million. Depreciation and amortization was $47.8 million resulting in operating income of $51.5 million in 1997.

     Assuming the acquisition of Eller was effective at the beginning of 1996, pro forma net revenue in 1997 would have increased 11% to $264.1 million from 1996 pro forma of $237.0 million. Pro forma operating expenses in 1997 increased
 .1% to $141.9 million compared to $141.8 million for 1996 pro forma. Pro forma operating income before depreciation and amortization in 1997 increased to $122.2 million from $95.2 million, or 28%. Pro forma depreciation and amortization increased .2% to $64.3 million from $64.2 million. Pro forma operating income increased 86% to $57.8 million in 1997 from $31.0 million in 1996.

     Pro forma revenue increased primarily due to improved occupancy and increased rates for usage of display faces. This also resulted in the increased pro forma operating income before depreciation and amortization and pro forma operating income. At December 31, 1997, the outdoor segment operated 57,660 display faces in 17 different markets.

COMPARISON OF 1996 VS. 1995

  CONSOLIDATED

     Consolidated net revenue in 1996 increased 41% to $351.7 million from $250.1 million. Operating expenses in 1996 increased 44% to $198.3 million, compared to $137.5 million for 1995. Operating income before depreciation and amortization in 1996 increased to $153.4 million from $112.6 million, or 36%. Depreciation and amortization increased 36% to $45.8 million from $33.8 million. Interest expense increased to $30.1 million from $20.8 million, or 45%. Other income (expense) increased from $(.8) million to $2.2 million. Net income was $37.7 million for 1996, compared to $32.0 million in 1995. Income tax expense (based on income before equity in net income/loss of, and other income from, nonconsolidated affiliates) in 1996 was $28.4 million, reflecting an annual average effective tax rate of 40%, compared to $20.3 million, or a 41% effective rate in 1995. Equity in net income (loss) of, and other income from, nonconsolidated affiliates decreased to $(5.2) million in 1996 from $2.5 million in 1995.

     The majority of the increase in net revenue was due to the additional revenue associated with the radio and television stations acquired in 1996 and the inclusion of a full year of operations for those stations acquired in 1995. These stations are listed in the aforementioned table.

     Operating expenses rose due to the increase in selling expenses associated with this revenue increase and the additional operating expenses associated with the above acquisitions. The major cause of the increase in depreciation and amortization was the acquisition of the tangible and intangible assets associated with the purchases of the above mentioned stations. The majority of the increase in interest expense was due to an increase in the average amount of debt outstanding which was partially offset by a decrease in the average interest rate from 6.8% in 1995 to 6.3% in 1996. Income tax expense increased because of the increase in earnings.

     The equity in net income (loss) of, and other income from, nonconsolidated affiliates resulted from: one, the Company's purchase in May 1995 of a 50% interest in the Australian Radio Network Pty. Ltd. (ARN), which owns and operates radio stations and a radio representation company in Australia; two, the purchase in May 1995 of 21.4%, and the purchase in August 1996 of an additional 41.8%, of the outstanding common stock of Heftel Broadcasting Corporation (Heftel), a publicly-traded Spanish-language radio broadcaster in the United States; and three, the purchase in July 1996 of a 33.33% (one-third) interest in the New Zealand Radio Network (NZRN), which owns and operates 52 radio stations in New Zealand. The majority of the decrease in equity in net income (loss) of, and other income from, nonconsolidated affiliates was due to the Company's equity interest in certain employment contract payments, severance costs, and other write-offs totaling $44.7 million related to Heftel's reorganization. All of these equity investments are included in results of operations for the Company's radio segment.

  RADIO

     Net revenue in 1996 increased 51% to $217.2 million from $144.2 million. Operating expenses increased 45% to $126.6 million, compared to $87.5 million for 1995. Operating income before depreciation and amortization in 1996 increased to $90.6 million from $56.7 million, or 60%. Depreciation and amortization increased 39% to $27.8 million from $20 million. Operating income increased 71% to $62.8 million in 1996 from $36.7 million in 1995.

     The majority of the increase in net revenue, operating expenses and depreciation and amortization was due to the aforementioned radio and network acquisitions. At December 31, 1996, the radio segment included 91 stations for which the Company owned the FCC license and 15 stations programmed under local marketing or time brokerage agreements, all of which operated in 26 different markets.

     With the passage of the Telecommunications Act (the Act) in February 1996, the limit on the maximum number of licenses that one company may own in the United States was eliminated, and the limit on the number of licenses that one company may own in any given market was changed. This limit depends on the size of the market; in the largest markets, for example, one company may not own more than eight licenses total, with no more than five licenses of one service (AM or FM). This allows the Company significant flexibility in future growth in its radio broadcasting operations.

  TELEVISION

     Net revenue in 1996 increased 27% to $134.6 million from $105.8 million. Operating expenses in 1996 increased 43% to $71.7 million compared to $50.0 million for 1995. Operating income before depreciation and amortization in 1996 increased to $62.8 million from $55.8 million, or 13%. Depreciation and amortization increased 31% to $18.0 million from $13.8 million. Operating income increased 7% to $44.8 million in 1996 from $42.1 million in 1995.

     The majority of the increase in net revenue was due to the inclusion of the aforementioned television acquisitions in 1996 and 1995. Operating expenses rose due to the increase in selling expenses associated with these revenue increases, the inclusion of the aforementioned television acquisitions in 1996 and 1995, and the start-up costs of the news departments at four television stations.

The major cause of the increase in depreciation and amortization was the acquisition of tangible and intangible assets associated with the purchase of the aforementioned television stations. At December 31, 1996, the television segment included eleven television stations for which the Company owned the FCC license and seven stations, which the Company programmed under time sales or time brokerage agreements, all of which operated in eleven different markets.

     With passage of the Act in February 1996, the restrictions on ownership of television stations include a national ownership limit of stations that reach no more than 35% of the total United States television audience and the limit of one license per market for any one broadcaster. This allows the Company greater opportunity to expand into additional markets in television broadcasting.

  LIQUIDITY AND CAPITAL RESOURCES

     The major sources of capital for the Company have been cash flow from operations, advances on its revolving long-term line of credit facility (the Credit Facility), other borrowings, and funds provided by the initial stock offering in 1984 and subsequent stock offerings in July 1991, October 1993, June 1996, May 1997 and September 1997. Historically, cash flow has exceeded earnings by a significant amount due to high amortization and depreciation expense.

     Effective April 10, 1997, the Company refinanced the Credit Facility, increasing the borrowing limit to $1.75 billion. The Credit Facility converts into a reducing revolving line of credit on the last business day of September 2000, with quarterly repayment of the outstanding principal balance to begin the last business day of September 2000 and continue during the subsequent five year period, with the entire balance to be repaid by the last business day of June 2005.

     On September 9, 1997, the Company filed a shelf registration statement on Form S-3 covering a combined $1.5 billion of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units (the shelf registration statement). The shelf registration statement also covers preferred securities which may be issued from time to time by the Company's three Delaware statutory business trusts and guarantees of such preferred securities by the Company.

     On October 9, 1997 the Company completed an offering of $300 million, 7.25% debentures due October 15, 2027 resulting in net proceeds to the Company of $294.3 million. Interest on the debentures is payable semiannually on each April 15 and October 15, beginning April 15, 1998. The Company, at its option, may at any time redeem all or any portion of the debentures at a redemption price equal to 100% of the principal amount, or the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis at the applicable Treasury Yield plus 25 basis points, plus accrued interest to the date of redemption, whichever is greater.

     On May 14, 1997, the Company completed an offering of 6,093,790 shares of Common Stock. On September 12, 1997, the Company completed an offering of 8,000,000 shares of Common Stock. The net proceeds to the Company were approximately $288.4 million and $503.3 million, respectively.

     During 1997, the Company used the Credit Facility and cash flow from operations to purchase broadcasting assets (radio stations) totaling $784.2 million, outdoor assets (display faces and license management agreements) totaling $490.3 million and equity interest in American Tower Corporation for $32.5 million. In addition to these acquisitions, the Company loaned $35.4 million to third parties in order to facilitate the purchase of certain broadcast assets and refinanced $417 million of long-term debt assumed as a part of the acquisition of Eller. Advances on the Credit Facility totaled $1,695.4 million. The Company made principal payments on the Credit Facility totaling $1,197.3 million, including $748.0 million, which represents a portion of the proceeds from the Company's stock offerings in May 1997 and September 1997, and $292.7 million, which represents a portion of the proceeds from the Company's debt offering in October 1997.

     Through mid-February of 1998, the Company purchased the broadcasting assets of certain radio stations in Mobile, AL, Monterey, CA, Allentown, PA and in Jackson, MS for approximately $24.0 million, $23.2 million, $29.0 million, and $20.0 million, respectively. The Credit Facility and cash flow from operations provided funding. After giving effect to the above-mentioned transactions and other borrowings of $16.8 million, the Company had $1,328.2 million outstanding under the Credit Facility, with $384.5 million available for future borrowings.

     Interest rates on most of the borrowings adjust every 30 days. Based on the $1,215.2 million outstanding debt under the Credit Facility at December 31, 1997, a 1% increase in interest rates would result in a net after tax charge to the Company's earnings of approximately $7.5 million. In addition, other notes payable amounting to $38.5 million were outstanding at December 31, 1997. The Company also had $24.7 million in unrestricted cash and cash equivalents at December 31, 1997.

     The Company expects that cash flow from operations in 1998 will be sufficient to make all required interest and principal payments on long-term debt.

     On October 23, 1997 the Company entered into a definitive agreement to merge with Universal Outdoor Holdings, Inc., (Universal) an international corporation with over 34,000 display faces in 23 markets. The merger, which is subject to certain closing conditions and regulatory approvals, is structured as an exchange of stock; each share of Universal common stock will be exchanged for
 .67 shares of the Company's stock. On February 6, 1998, the Universal common stock shareholders voted to approve the adoption of the agreement and plan of merger between Universal and the Company. Upon consummation of this merger, the Company will issue approximately 19.3 million shares of its common stock and assume approximately $566 million in long-term debt. The Company intends to account for this merger as a purchase transaction and expects to consummate this merger during the first half of 1998.

     On March 5, 1998 the Company announced an agreement with the Board of Directors of More Group Plc (More Group), an outdoor advertising company based in the United Kingdom, regarding the terms of a recommended cash offer to acquire all of the issued shares of More Group. The offer values each More Group share at L10.30 or approximately $17.00. The total value of this transaction will be approximately $735.7 million. This transaction is subject to certain regulatory approvals and other closing conditions. If these conditions are met, this transaction is expected to close during 1998. The Company intends to fund this transaction through the Credit Facility and additional funds generated from either equity and/or debt offerings.

  CAPITAL EXPENDITURES AND PROGRAM COMMITMENTS

     Capital expenditures in 1997 increased 57% to $31.0 million from $19.7 million in 1996. The majority of the increase was attributable to the purchase of display structures in the outdoor segment.

     Capital expenditures made during 1997 were as follows:

                                                              RADIO   TELEVISION(1)   OUTDOOR
                                                              -----   -------------   -------
                                                                  IN MILLIONS OF DOLLARS
Land and buildings..........................................  $4.6        $2.5         $ 1.7
Broadcasting and other equipment............................  $4.4        $4.5            --
Display structures and other equipment......................    --          --         $13.3
                                                              ----        ----         -----
                                                              $9.0        $7.0         $15.0

---------------

(1) Capital expenditures related to the conversion to digital television are expected to begin in the last quarter of 1998 and to be completed by the end of 2002.

     The Company's television stations and sports networks have entered into programming commitments to purchase the broadcast rights to various feature films, syndicated shows, sports events and other programming. Total commitments for such programming at December 31, 1997 were $38.8 million. These commitments were not available for broadcast at December 31, 1997, but are expected to become available over the next few years, at which time the commitments will be recorded. Most commitments are payable over a period not exceeding five years. The Company anticipates funding any subsequent broadcasting or outdoor capital expenditures and program commitments with the Credit Facility and cash flow generated from operations.